Exhibit 23A
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Myers Industries, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-71852, 333-90367 and 33-47600 on Form S-8; No. 33-50286 on Form S-3, of Myers Industries, Inc. and subsidiaries (Company), of our reports dated March 16, 2007, with respect to the statements of consolidated financial position of the Company as of December 31, 2006 and 2005, and the related statements of consolidated income, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006.
/s/ KPMG LLC
Cleveland, Ohio
March 16, 2007